Exhibit (p)(12)

Exhibit (p)(12) Cedar Ridge Partners, LLC Code of Ethics

XI. Code of Ethics:

CODE OF ETHICS

Cedar Ridge Partners, LLC

I.	INTRODUCTION

A. Fiduciary Duty. This Code of Ethics is based on the principle that all employees of the Company and certain other persons have a fiduciary duty to place the interest of clients ahead of their own and the Company’s. This Code of Ethics applies to all “Access Persons” (defined below). Access Persons must avoid activities, interests, and relationships that might interfere with making decisions in the best interests of the Company's Advisory Clients.

For purposes of this policy, the following words shall mean:

“Access Persons” means all employees, directors, officers, partners or members of the Company, as the case may be, who (i) have access to nonpublic information regarding Advisory Clients’ purchases or sales of securities, (ii) are involved in making securities recommendations to Advisory Clients or (iii) have access to nonpublic recommendations or the portfolio holdings of an affiliated (investment) company. Client services personnel who regularly communicate with Advisory Clients also may be deemed to be Access Persons.

“Advisory Client” means any fund for which the Company serves as a general partner, or any person or entity for which it serves as investment adviser, renders investment advice or makes investment decisions.

“Code” means this policy as supplemented by other policies and procedures contained in the Company’s Compliance Manual.

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“Reportable Securities” means all securities in which an Access Person has a beneficial interest except: (i) U.S. Government securities, (ii) money market instruments (e.g., bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments), (iii) shares of money market funds, (iv) shares and holdings in other mutual funds unless the Company acts as the investment advisor to, or the principal underwriter of, the subject fund, and (iv) units of a unit investment trust if the UIT is invested exclusively in unaffiliated mutual funds.

As fiduciaries, all Access Persons must at all times:

1. Place the interests of Advisory Clients first. All Access Persons must scrupulously avoid serving their own personal interests ahead of the interests of the Company's Advisory Clients. Access Persons may not induce or cause an Advisory Client to take action, or not to take action, for personal benefit, rather than for the benefit of the Advisory Client. For example, a supervisor or employee would violate the policy by causing an Advisory Client to purchase a security he or she owned for the purpose of increasing the price of that security.

2. Avoid taking inappropriate advantage of their position. The receipt of investment opportunities, perquisites or gifts from persons seeking business with the Company or its Advisory Clients, could call into question the exercise of the independent judgment of a Access Person. Access Persons may not, for example, use their knowledge of portfolio transactions to profit by the market effect of such transactions.

3. Conduct all personal securities transactions in full compliance with this Code including both pre-clearance and reporting requirements. Doubtful situations always should be resolved in favor of Advisory Clients. Technically, compliance with the Code’s provisions shall not automatically insulate from scrutiny any securities transactions or actions that indicate a violation of the Company’s fiduciary duties.

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B. Appendices to the Code. The Code shall be supplemented by the Compliance Manual in its entirety, specifically including, without limitation, the following Sections, each of which is specifically included in the Code by reference and included as an exhibit to this Code.

1.	Section V: Fiduciary Capacity – Exhibit XI-D;

2.	Section X. Principal/Agency Transactions – Exhibit XI-E;

3.	Section XII: Trading/Prohibited Transactions – Exhibit XI-F;

4.	Section XIII: Personal Securities Transactions – Exhibit XI-G; and

5.	Section XIV: Insider Trading – Exhibit XI-H.

II. OTHER DUTIES

A. Confidentiality. Access Persons are prohibited from revealing information relating to the investment intentions, activities or portfolios of Advisory Clients except to persons whose responsibilities require knowledge of the information.

B. Gifts. The following provisions on gifts apply to Access Persons:

1. Accepting Gifts. On occasion, because of their position with the Company, Access Persons may be offered or may receive without notice, gifts from clients, brokers, vendors or other persons. Acceptance of extraordinary or extravagant gifts is prohibited. Any such gifts must be declined and returned in order to protect the reputation and integrity of the Company. Gifts of nominal value, customary business meals, entertainment (e.g., sporting events), and promotional items (i.e., pens, mugs, T-shirts) may be accepted. All gifts received by an Access Person that might violate this Code must be promptly reported to the CCO.

2. Solicitation of gifts. Access Persons are prohibited from soliciting gifts of any size under any circumstances.

3. Giving gifts. Access Persons may not give any gift with a value in excess of $100 (per year) to an Advisory Client or persons who do business with, regulate, advise or render professional services to the Company, without prior approval of the CCO or his designated official.

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C. Company Opportunities. Access Persons may not take personal advantage of any opportunity properly belonging to any Advisory Client or the Company. This includes, but is not limited to, acquiring Reportable Securities for one's own account that would otherwise be acquired for an Advisory Client.

D. Undue Influence. Access Persons shall not cause or attempt to cause any Advisory Client to purchase, sell or hold any security in a manner calculated to create any personal benefit to such Access Person. If an Access Person stands to materially benefit from an investment decision for an Advisory Client that the Access Person is recommending or participating in, the Access Person must disclose to those persons with authority to make investment decisions for the Advisory Client the full nature of the beneficial interest that the Access Person has in that security, any derivative security of that security or the security issuer, where the decision could create a material benefit to the Access Person or the appearance of impropriety. The person to whom the Access Person reports the interest, in consultation with the CCO, must determine whether or not the Access Person will be restricted in making investment decisions in respect of the subject security.

E. Reporting, Review and Recordkeeping. All violations of the Code must be reported promptly to the CCO. The CCO shall periodically review Access Persons' personal trading reports and otherwise take reasonable steps to monitor compliance with, and enforce, this Code of Ethics. The CCO shall maintain in the Company's files (i) a current copy of the Code, (ii) records of violations and actions taken as a result of the violations, (iii) copies of all Access Persons' written acknowledgement of receipt of the Code, (iv) copies of the quarterly and annual compliance certificates required by the Code (Included as Exhibit XI-B and XI-C).

F. Sanctions. If the CCO determines that an Access Person has committed a violation of the Code, the Company may impose sanctions and take other actions as it deems appropriate, including a letter of caution or warning, suspension of personal trading privileges, suspension or termination of employment, fine, civil referral to the SEC and, in certain cases, criminal referral. The Company may also require the offending Access Person to reverse the trades in question, forfeit any profit or absorb any loss derived therefrom; and such forfeiture shall be disposed of in a manner that shall be determined by the Company in its sole discretion. Failure to timely abide by directions to reverse a trade or forfeit profits may result in the imposition of additional sanctions.

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G. Exceptions. Exceptions to the Code will rarely, if ever, be granted. However, the CCO may grant an occasional exception on a case-by-case basis when the proposed conduct involves negligible opportunities for abuse. All exceptions shall be solicited and issued in writing. No reports shall be required under this Code for (i) transactions effected pursuant to an automatic investment plan and (ii) securities held in accounts over which the Access Person has no direct control.

H. Compliance Certification. All Access Persons shall sign a certificate promptly upon becoming employed or otherwise associated with the Company that evidences his or her receipt of this Code of Ethics and submit a complete report of the Access Person's securities holdings. See Exhibit XIII-B. All Access Persons shall submit to the CCO, no later than 30 days after the close of each quarter, in the form proscribed by the Company for this purpose, a list of all personal transactions in Reportable Securities. During the month of March, all Access Persons will be required to certify on the Annual Certification of Compliance With the Code of Ethics form attached to this Section XI as Exhibit XI-A.

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Exhibit XI-A

ANNUAL CERTIFICATION OF COMPLIANCE WITH THE COMPANY'S

PERSONAL SECURITIES TRANSACTIONS DISCLOSURE AND CODE OF ETHICS

I certify that during the year ended as of the date written below, in accordance with Section XIII: Personal Securities Transactions of the Compliance Manual and the Company’s Code of Ethics:

1.	I have fully disclosed all securities holdings in which I have, or a member of my immediate family has, a beneficial interest.

2.	I have obtained pre-clearance for all securities transactions in which I have, or an immediate member of my family has, a beneficial interest except for transactions exempt from pre-clearance or for which I have received an exception in writing from the CCO.

3.	I have reported all securities transactions in which I have, or any member of my immediate family has, a beneficial interest except for transactions exempt from pre-clearance or for which I have received an exception in writing from the CCO.

4.	I have complied with the Code of Ethics in all other respects.

Signature

Print Name

Dated:	, 200_

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Exhibit XI-B

Cedar Ridge Partners, LLC

Quarterly Personal Securities Transaction Report

To:	Guy Benstead, Compliance Officer

From:
(Access Person/Associate)

Re:	Report of Personal Securities Transactions pursuant to Rule 204-2(a)(12) of the Investment Advisers Act:

During the quarter ending                     , I have purchased/sold the following securities:

Date	Security	Bought/Sold	# Shares	Price	Broker

[Use additional sheet if necessary]

During the above period, I have not purchased or sold any securities in my personal brokerage account or in any account in which I have a direct or indirect beneficial interest. Beneficial interest is understood to mean securities transactions in the accounts of my spouse, minor children, or other family members residing in my household.

During the above period, I have not opened any personal securities brokerage account that I have not disclosed to [Adviser].

I do not currently have a personal securities brokerage account. However, I agree to promptly notify [Adviser] if I open such an account so long as I am employed by [Adviser].

Signed:	.	Date:

Report reviewed by:	.	Date:

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Exhibit XI - C

Cedar Ridge Partners, LLC

Personal Securities Trading Request and Authorization Form

Associate’s Name:	Date:

I hereby request authorization to enter the following securities transaction:

Name of Company and Ticker Symbol:

Type of Order: Buy              Sell              Exchange              Tender              Other              (Explain)

Price: Market                  Limit                  Stop                  Number of Shares:

Broker/Dealer:                                                                       Bank:

Type of Account: Individual                      Joint                      Other                      (Explain)

This transaction is for investment purposes and to the best of my knowledge will comply with the applicable personal trading provisions contained in [Adviser’s] Code of Conduct/Ethics.

Signature of Associate

The above transaction is approved based on information provided above and must be completed within 10 business days from the date of approval. If the transaction has not been completed in whole or in part, it may be extended at the discretion of the [Adviser’s] Compliance Officer upon written request by the associate.

Signature of Compliance Officer	Date

The above transaction is disapproved for the following reasons:

________________

Signature of Compliance Officer	Date

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Exhibit XI – D

Fiduciary Capacity

A.	Fiduciary Duty. Standards of care when dealing with client assets may be imposed on the Company from many sources simultaneously. The principal statement of the Company's fiduciary duties to its clients is found in Section 206 of the Advisers Act, which in essence, prohibits both the Company and its IARs from engaging in fraudulent, deceptive or manipulative conduct. Since state laws impose the same fiduciary duties to clients and in a specific instance, it is possible for the Company to be subject to regulations of the U.S. Department of Labor, the NASD, and/or the stock exchanges. Compliance with the Company's fiduciary duties involves more than acting with honesty and good faith alone. It means that the Company has an affirmative duty of loyalty to its clients which means, in plain English, that the Company must always act in the best interests of clients and deal fairly with them. In addition to the specific fiduciary duties and standards of care discussed in this Section V, the Company may have specific fiduciary duties that are discussed under the appropriate heading elsewhere in this Manual.

B.	Fiduciary Principles.

1.	Disinterested Advice. The Company must provide advice that is in the client’s best interest and IARs must not place their interests ahead of the client's interests under any circumstances.

2.	Written Disclosures. Both the Disclosure Brochure (Form ADV, Part II) and the Company’s Advisory Services Agreement must include language detailing all material facts regarding the Company, the advisory services rendered, compensation and conflicts of interest. It is the responsibility of the CCO to ensure that all clients are provided with these documents and that they contain the proper disclosure language.

3.	Conflicts of Interest. IARs must disclose any potential or actual conflicts of interest when dealing with clients. For example, if investment advice includes transaction recommendations that would be executed through the Company or an affiliate of the Company, then the advice given would be subject to a potential conflict of interest.

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4.	Confidentiality. Client records and financial information must be treated with strict confidentiality. Under no circumstances should any such information be disclosed to any third party that has not been granted a legal right from the client to receive such information.

5.	Fraud. Engaging in any fraudulent or deceitful conduct with clients or potential clients is strictly prohibited. Examples of fraudulent conduct include, but are not limited to: misrepresentation; nondisclosure of fees; and misappropriation of client funds.

6.	Fiduciary Obligations. The Company and its IARs are subject to the following specific fiduciary obligations when dealing with clients:

a.	The duty to have a reasonable, independent basis for its investment advice;

b.	The duty to obtain best execution for a client's securities transactions if the Company determines or recommends the broker used;

c.	The duty to ensure that investment advice is suitable to meeting the client’s individual objectives, needs, and circumstances; and,

d.	A duty to be loyal to clients.

7.	Fiduciary duties under ERISA

a.	Defined. Under ERISA, a fiduciary is any person who:

1.	exercises discretionary authority or control involving the management or disposition of plan assets;

2.	renders investment advice for a fee; or,

3.	has any discretionary authority or responsibility for the administration of the plan.

b.	Requirements. Where the Company acts as a fiduciary under ERISA, it must:

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1.	act solely in the interests of the participants and their beneficiaries;

2.	offset the expenses of administration of the plan;

3.	act with the care, skill, prudence, and diligence that a prudent man would use in the same situation;

4.	diversify plan investments in an attempt to reduce the risk of large losses unless it is clearly prudent not to do so; and,

5.	act according to the term’s of the plan documents, to the extent the documents are consistent with ERISA.

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Exhibit XI – E

Restrictions on Principal transactions and Agency Cross Transactions

A.	Review. The CCO will review all transactions with clients in which the Company is acting as a principal or effecting cross transaction to ensure that such transactions comply with the following policies. In addition to the specific policies set forth below, no principal transaction, cross trade, or agency cross transaction shall be permitted unless the Company:

1.	believes the transaction is in the best interest of the client;

2.	believes the transaction fulfills the Company’s duty of best execution with respect to the particular transaction for the advisory client;

3.	has made appropriate disclosures to the client on Form ADV prior to entering into such a transaction; and

4.	has complied in all respects with Section 206(3) of the Advisers Act , in the case of principal transactions and cross trades, and Rule 206(3)-2 promulgated thereunder in the case of agency cross transactions, as each may be amended or supplemented.

B.	Principal Transactions.

1.	Definition. A “principal transaction” is one in which the Company: (i), knowingly acting for its own account (i.e. from its own inventory), purchases a security from, or sells a security to, a client or (ii) acting as a broker for a person other than a client, knowingly arranges for any security to be purchased from, or sold to, such client without disclosing to our client in writing prior to the completion of the transaction the capacity in which the Company is acting and obtaining the client's consent to the transaction.

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2.	Timing of Disclosure. The foregoing disclosure and consent requirements applicable to principal transactions must be satisfied in conjunction with, and prior to, each principal transaction (use of electronic media is permitted). A general consent is not sufficient to satisfy these requirements.

3.	Disclosure Information. In addition to appropriate disclosure in the Company’s Form ADV, to further insure that the Company has the informed consent of its client prior to effecting a principal transaction for such client, the request for the client's consent to a principal transaction must be in writing (electronic or otherwise) and contain the following specific information in clear and concise language:

a.	The capacity in which the Company is acting (e.g. principal or broker);

b.	The price at which the security will be purchased or sold to the client;

c.	The nature and extent of any compensation (mark-up, commission, or other financial benefit) the Company may receive in connection with the transaction; and

d.	The best price at which the Company reasonably believes the same transaction could be effected in an arm's length transaction with a disinterested third party.

C.	Agency Cross Transactions for an Advisory Client.

1.	Definition. An agency cross transaction for an advisory client occurs when the Company acts as a broker for a transaction in which one of the Company's advisory clients is on one side of the transaction and another person is on the other side of the transaction. At no time shall the Company effect an agency cross transaction in which the Company has recommended the transaction to a purchaser and a seller.

2.	Requirements. In addition to appropriate disclosure in the Company’s Form ADV, the Company may not act as a broker in an agency cross transaction for an advisory client unless it has complied with all of the following requirements:

a.	It has obtained the advisory client's prior written consent to engage in agency cross transactions on its behalf (general consent may suffice) after giving the client full

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written disclosure of the Company’s potentially conflicting division of loyalties to the client and the other party to the transaction, and the fact that the Company may receive commissions from both parties to agency cross transactions;

b.	At or before the completion of an agency cross transaction, the Company has confirmed the transaction in writing, and such confirmation includes:

•	a description of the nature of the transaction,

•	the transaction date,

•	an offer to furnish, upon request, the precise time of the transaction,

•	the source and amount of all compensation the Company will receive in connection with the transaction, and

•	a conspicuous statement informing the client that the written consent referred to in subparagraph ‘a’ above can be revoked at any time

c.	The Company undertakes to provide the advisory client, at least annually, a written disclosure statement of agency cross transactions which includes:

•	the number of agency cross transactions that were effected for the client since the last such statement,

•	the total amount of all remuneration received or to be received by the Company in connection with such transactions, and

•	a conspicuous statement informing the client that the written consent referred to in subparagraph ‘a’ above can be revoked at any time.

D.	Cross Trades.

1.	Definition. A cross trade occurs when the Company effects a transaction between two advisory clients (e.g., having Account A purchase securities directly from Account B). Such trades are most often done between index-based or model-driven accounts since such accounts often automatically purchase and sell securities to rebalance the account or change its holdings to reflect the components of the index or model. In a cross trade transaction, in contrast to an agency cross transaction, the Company receives no compensation other than its advisory fee.

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2.	Requirements. In addition to appropriate disclosure in the Company’s Form ADV, the Company shall not effect a cross trade for advisory clients unless:

a.	It has determined that no client will be disfavored by cross trading;

b.	The trade is effected at a price determined by an independent pricing mechanism and such pricing mechanism is documented as to each cross trade; and

c.	In the case of cross trades involving one or more client whose account contains employee benefit plan assets, no cross trades shall be effected without the pre-approval (in each instance) of the CCO. The CCO shall not approve such cross trade until he or she has determined that the cross trade is not a “prohibited transaction” under Section 406(b) of ERISA or an exemption is obtained from the Department of Labor.

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Exhibit XI – F

TRADING/PROHIBITED TRANSACTIONS

A.	General Prohibitions. The Company and all persons associated with the Company are prohibited from:

1.	employing any device, scheme, or artifice to defraud any client or prospective client;

2.	engaging in any transaction, practice, or course of business that operates as a fraud or deceit upon any client or prospective client;

3.	engaging in any act, practice, or course of business that is fraudulent, deceptive or manipulative;

4.	knowingly selling or buying any security from an advisory client unless the transaction is pre-approved by the CCO and the transaction complies in all respects with the Company's policies concerning Principal Transactions (See Section X);

5.	trading mutual fund shares after the close (i.e., “late trading”); and

6.	engaging in “market timing” transactions involving mutual fund shares.

B.

Transactions Involving Mutual Fund Shares. The New York Attorney General and the SEC have recently uncovered abuses in the mutual fund industry. The SEC is taking vigorous enforcement action against violators. Its investigations have revealed instances where some in the mutual fund industry, and some intermediaries that sell fund shares, have violated federal securities laws or otherwise permitted large investors to engage in certain practices at the expense of small investors or to benefit the fund's investment adviser. These abuses generally fall into three categories: “late trading,” “market timing” and the selective disclosure by some fund managers of their fund's large shareholdings to curry favor with large investors. The Company believes each of the foregoing practices potentially create an unfair advantage for certain shareholders at the expense of other shareholders and, therefore, are inconsistent with our

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fiduciary duties to advisory clients. To address these abuses, the Company has adopted the following policies and procedures:

1.	Late Trading. It is the Company’s policy not to engage in “late trading” when purchasing or redeeming mutual fund shares (whether directly from a fund's distributor or through an intermediary that sells the fund's shares). “Late Trading” is the practice of circumventing a mutual fund's forward-pricing requirement for purchases and redemptions by purchasing or redeeming shares at that day's price after the fund has calculated its net asset value (NAV) for such day. The CCO shall be responsible for insuring that all orders for the purchase or redemption of mutual fund shares were received by the fund before the time at which the fund closes for business and calculates its NAV for that day (usually 4:00 p.m. Eastern time). This policy is intended to eliminate the potential for late trading through intermediaries that sell fund shares.

2.	Market Timing. It is the Company’s policy not to engage in market timing when purchasing or redeeming mutual fund shares. Market timing strategies differ, but generally involve frequent purchases and redemptions of fund shares with the objective of benefiting from the difference between a fund's price for that day and changes in the current value of the securities in the mutual fund's portfolio. Market timing is not illegal, but new rules recently proposed by the SEC will require all mutual funds to describe with specificity the restrictions they place on frequent purchases and redemptions, if any, and the circumstances under which any such restrictions will not apply. It will be the Company's policy to strictly observe such trading policies.

3.	Procedure. Each trading ticket for the purchase, sale or redemption of mutual fund’s shares shall be time stamped and initialed by the individual placing the transaction. The CCO shall review mutual fund purchases and sales on a random basis in order to determine if the Company has engaged in any activities prohibited by this policy. The CCO will sign and date the reviewed ticket as evidence of such review. If there is an appearance of any improper trades, the CCO will take it upon him/herself to cause further review. If any improper trading has occurred, the CCO will take prompt and proper action. Such action may consist of discussing the transaction with the individual that placed the trade, notifying the President of the Company, etc.

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C.	Trade Allocation. The Company has adopted trading policies that are intended to insure that all trades are undertaken and, where necessary, allocated to advisory clients in a manner that fulfills our fiduciary obligations to each advisory client and otherwise allocates securities on a basis that is fair, equitable, consistently applied, and does not unfairly discriminate against any advisory client. Instances where allocation may be necessary include, without limitation: block trades, bunching client trades, simultaneous transactions in securities for advisory clients and the firm (or an employee of the firm), purchases of new issues ("IPOs”), acquisitions of securities directly from an issuer in a private placement, and disposition of unattractive securities (e.g., a downgraded security). See also: Section V: “Fiduciary Capacity”, Section X: “Principal Transactions and Agency Cross Transactions,” and Section XIII: “Personal Securities Transactions.” When allocation is necessary, securities shall be apportioned among advisory clients and others in accordance with the Company’s trading policies and otherwise as directed by the CCO. In determining whether an allocation is fair, the CCO shall take into account the Company’s fiduciary duties to each client; potential conflicts of interest; the facts and circumstances presented in each instance, each client’s individual investment objectives, mandates and suitability; eligibility to participate in the transaction and any other considerations which, in the sole judgment of the CCO, are relevant and material to the overall goal of allocating securities on a fair and equitable basis.

1.	Procedures. The CCO shall:

•	develop a formula or program for allocating securities transactions among clients and accounts;

•	document how allocations are made between accounts and clients; and

•	implement procedures for periodically reviewing the allocations to various accounts to ensure that no accounts are favored in the allocation process, particularly if the account is proprietary or is subject to performance-based fees.

D.

Safe Harbor for Investment Advisory Programs. The Company’s investment advisory programs shall be organized and operated in compliance with the safe harbor afforded by SEC Rule 3a-4 under the Investment Company Act of 1940. The foregoing safe harbor establishes

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certain policies and procedures pursuant to which the Company may provide investment advisory services to clients without being deemed to be an investment company and thereby required to register under, or otherwise comply with, the Investment Company Act of 1940.

1.	Procedures. The CCO shall be responsible for documenting that the following procedures are strictly followed in the administration of all investment advisory programs and accounts:

•	Each client shall (i) retain the indicia of ownership of all securities and funds in their account and (ii) have the ability to impose reasonable restrictions on the management of their account;

•	Each advisory account shall be managed on the basis of that client’s individual financial situation, investment objectives, and instructions, taking into account any reasonable restrictions placed on the management of the account;

•	At the time an advisory account is established, the Company shall obtain information from each client that is necessary to manage the client’s account individually and in accordance with any reasonable restrictions placed on the management of the account;

•	The person designated by the Company with overall responsibility for each advisory account and knowledge about the account and its management (“relationship manager”) shall make him or herself reasonably available to each client for consultation;

•	At least quarterly, the relationship manager shall (a) notify each advisory client in writing to contact the Company if (i) there have been any changes in the client's financial situation or investment objective, or (ii) the client wishes to modify existing restrictions or impose new restrictions on the management of the account, (b) provide the client with a means by which such contact may be made and (c) provide the client with a statement containing a description of all activity in the client's account; and

•	At least annually, the relationship manager shall contact the client to determine if (i) there have been any changes in the client's financial situation or investment objective,

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or (ii) the client wishes to modify existing restrictions or impose new restrictions on the management of the account.

E.	Block Trading. Block trading (bunching transactions) is permitted where the following conditions are met:

1.	Orders of two or more clients may be bunched only if the Company has determined, on an individual basis, that the securities order is:

a.	in the best interests of each client participating in the order;

b.	consistent with the Company’s duty to obtain best execution; and

c.	consistent with the terms of the investment advisory agreement of each participating client.

2.	Any investment by one client shall not be dependent or contingent upon the willingness or ability of another client to participate in such transaction.

3.	Separate documentation relating to the transaction shall be generated and maintained for each client participating in the bunched trade.

4.	The terms negotiated for the bunched transaction should apply equally to each participating client.

5.	The allocation of securities purchased or sold in a bunched trade must be made in accordance with the Company’s allocation procedures.

6.	The price of the securities purchased or sold in a bunched transaction shall be at the average share price for all transactions of the clients in that security on a given day, with all transaction costs shared on a pro rata basis.

7.	A description of the Company’s bunching procedures shall be disclosed in its Form ADV.

8.	The books and records of the Company will separately reflect, for each client for whom an order is bunched, the securities held by, purchased and sold for that client.

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F.	Rule 2790. Employees and IARs of the Company who are also registered representatives of a broker-dealer are required to comply with NASD Rule 2790. Rule 2790 (formally IM-2110) places certain restrictions on the purchase and sale of initial equity public offerings (IPO’s). These restrictions prohibit those individuals from selling a new issue to any account in which a “restricted” person may have a beneficial interest without first receiving a representation that the account is eligible to purchase new issues and is in compliance with this rule. The Company will maintain a record of each eligible purchaser in its files for at least three years following the last sale of a new issue to that account.

G.	Agency Cross Transactions. Covered in Section X of the compliance manual.

H.	Principal Transactions. Covered in Section X of the compliance manual.

I.	Soft Dollar Practices. Section 28(e) of the Securities Exchange Act of 1934

1.	Definition. The Commission (SEC) has defined soft dollar practices as arrangements under which products or services other than execution of securities transactions are obtained by an adviser from or through a broker-dealer in exchange for the direction of client brokerage transactions to the broker-dealer. An individual or firm must exercise “investment discretion” over an account (see Section 3(a)(35) of the Exchange Act) in order to use client commissions to obtain research under Section 28(e) of the Exchange Act (Safe Harbor Act).

2.	Occurrence. “Soft dollar” practices generally occur when an investment adviser causes an account to pay more than the lowest available commission to a broker-dealer in return for research products and services. Uses of soft dollars fall generally into two categories:

a.	Soft Dollar Arrangement. The Company, on behalf of its discretionary clients, directs an amount of portfolio brokerage commissions to a broker-dealer in return for services or research used in making investment decisions; or

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b.	Directed Brokerage Arrangement. A client instructs the Company to direct a portion of their brokerage transactions to a particular broker-dealer. In return, the broker-dealer provides services to the client rather than the Company.

3.	Section 28(e) Safe Harbor Provisions. When exercising investment discretion over a client account, the lowest commission rate available does not have to be paid if the Company determines in good faith that the rate paid is commensurate with the value of the brokerage and research services provided by the broker.

4.	Internal Control Procedures. The CCO or a Soft Dollar Committee (the “SDC”) containing representatives from the compliance department, trading area, investment management staff, information systems and legal department, will be responsible for administering the Company’s Soft Dollar Policy. The CCO or the SDC Chairperson will serve as the control point for all decisions relating to commission allocations and soft dollars.

a.	The CCO or the SDC Chairperson will meet annually with each employee to review their responsibilities regarding soft dollars and directed brokerage.

b.	At the beginning of each year the CCO or the SDC will establish a “master brokerage allocation” budget. The budget will include a list of all broker-dealers to which the Company plans to give commission business in that calendar year. Additionally, it will list targeted commission per broker (in percentage or dollar terms) and the purpose for such allocation.

Purpose categories may include;

1.	proprietary research

2.	third-party soft dollars arrangements

3.	underwritings

4.	client direction

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5.	execution capability

c.	Annually the CCO or the SDC will examine the Company’s business relationships with all broker-dealers over the past year and prepare an inventory in the form of a “Soft Dollar Chart” (the “chart”) of all research services received from all broker-dealers with whom the Company has done business. This chart will serve as a “control” for the items listed in item “b” above.

d.	Annually the CCO or the SDC will interview all portfolio managers, traders and analysts regarding their use of the products and services listed on the chart. The interview will solicit the views of these individuals as to which arrangements should be continued, deleted, or added. Separate and apart from these interviews the CCO or the Committee will evaluate and conclude which particular products and services benefit the Company’s clients. Appropriate adjustments to the chart shall be made after this review.

e.	Annually the CCO or the SDC will review all soft dollar products and services and categorize each into the following categories:

1.	Research

2.	Non-Research

3.	Mixed-use

f.	If a product or service is determined to be a mixed-use item, appropriate documentation will be required when making the decision on a reasonable allocation cost between hard and soft dollars. Adequate records will be maintained to support these allocation decisions.

g.	Annually the CCO or the SDC will review the Company’s Form ADV to determine if all proper “soft dollar” disclosures and/or conflicts of interest, if applicable, are accurately disclosed. These disclosures need not list products or broker-dealer names, however, they should list items such as computer hardware, software, etc.

Section XIII	Personal Securities Transactions	Page 23

h.	The CCO or the SDC will ensure that written brokerage allocation and soft dollar procedures are maintained and distributed to all appropriate levels of the Company.

5.	Reporting Irregularities or Violations. Any employee should report any soft dollar irregularity or suspicion of any soft dollar irregularity to the CCO or to the SDC Chairperson. At such time the CCO or an appointed SDC member must investigate the report and its seriousness. This process shall be documented and corrective action, if necessary, should be taken. If the irregularity was caused by an intentional act of an employee, a possible code of ethics violation may have occurred and the Company’s disciplinary procedure will go into effect.

6.	Request for Reports. Annually the CCO or the SDC Chairperson will send a soft dollar questionnaire to each broker-dealer with whom it has, or plans to have a soft dollar arrangement. This questionnaire will seek to elicit information about the nature of the research services provided and the commission rates charged. Assuming the questionnaires are returned to the Company, the Designated Supervisor or the SDC will reconcile them with the chart and other soft dollar reports. Once reconciled, the reports shall be reviewed to make sure that soft dollar arrangements are consistent with criteria established under this section. Particular attention should be paid to the average commission rate paid on soft dollar trades.

* Note: Cedar Ridge has a general policy not to pay soft dollars.

J.	Error Corrections. Errors created in an advisory account must be corrected so as not to harm any client. The goal of error correction is to make the client “whole”, regardless of the cost to the Company. If the Company reallocates or corrects an error from one client account to another, the Company must absorb any loss from the error. Soft dollar arrangements cannot be used to correct errors made by the Company when placing a trade for a client's account.

K.	Best Execution. Under applicable law, the Company owes a fiduciary duty to clients to obtain best execution of their brokerage transactions.

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1.	Background. In the SEC release on soft dollars (Release 34-23170), the SEC stated:

“As a fiduciary, a money manager has an obligation to obtain ’best execution’ of clients’ transactions under the circumstances of the particular transaction. The money manager must: execute securities transactions for clients in such a manner that the client's total cost or proceeds in each transaction is the most favorable under the circumstances.

A money manager should consider the full range and quality of a broker's services in placing brokerage including among other things, the value of research provided as well as execution capability, commission rate, financial responsibility, and responsiveness to the money manager. The Commission wishes to remind money managers that the determinative factor is not the lowest possible commission cost but whether the transaction represents the best qualitative execution for the managed account. In this connection, money managers should periodically and systematically evaluate the execution performance of broker-dealers executing their transactions.”

2.	Broker-Dealer Selection. The Company has a fiduciary duty to its clients to achieve best execution when it places trades with broker-dealers. Failure by the Company to fulfill its duty to clients to obtain best execution may have significant regulatory consequences. The Company's policies are modeled after the guidelines articulated by the SEC; specifically, it believes that, to a significant degree, best execution is a qualitative concept. In deciding what constitutes best execution, the determinative factor is not the lowest possible commission cost, but whether the transaction represents the best qualitative execution. In making this determination, the Company's policy is to consider the full range of the broker's services, including without limitation the value of research provided, execution capabilities, commission rate, financial responsibility, administrative resources and responsiveness.

The following steps will be taken when selecting broker-dealers to execute client trades:

Section XIII	Personal Securities Transactions	Page 25

1.	The CCO will create a list of broker-dealers, ECNs, and crossing networks approved to execute client trades. This list will set forth guidelines for the percentage of trades the Company will allocate to particular broker-dealers and other execution facilities.

2.	Periodically the CCO will review this list and compare it with actual allocations made over the past quarter or some other period.

3.	If significant deviations should occur, the CCO will investigate such deviations and the Company should consider revising the list.

4.	The CCO will periodically and systematically monitor and evaluate the execution and performance capabilities of the broker-dealers the Company uses. Monitoring methods will include, among other things, encouraging traders to obtain multiple price quotations for a trade from multiple sources and indicate them on the trade ticket; reviews of trade tickets, confirmations and other documentation incidental to trades, periodic meetings to solicit and review input from the Company's traders, portfolio managers and others. From time-to-time, quantitative performance data about broker-dealers will be acquired from the broker-dealers or third party evaluation services to assist the review process. The CCO will request periodically and review some or all of each broker-dealer(s) reports on order execution (SEC Rule 11Ac1-5) and order routing (SEC Rule 11Ac1-6) to ascertain whether the executing broker-dealer is routing client trades to market centers that execute orders at prices equal to or superior to those available at other market centers. Evidence of such reviews shall be appropriately documented.

3.	Factors Considered When Placing a Trade. The Company will consider the following factors, among others, when placing a trade for a client with a particular broker-dealer:

•	Quality of overall execution services provided by the broker-dealer;

•	Promptness of execution;

•	Liquidity of the market for the security in question;

Section XIII	Personal Securities Transactions	Page 26

•	Provision of dedicated telephone lines;

•	Creditworthiness., business reputation and reliability of the broker-dealer;

•	Research (if any) provided by the broker-dealer;

•	Promptness and accuracy of oral, hard copy or electronic reports of execution and confirmation statements;

•	Ability and willingness to correct trade errors;

•	Ability to access various market centers, including the market where the security trades;

•	The broker-dealer’s facilities, including any software or hardware provided to the adviser;

•	Any specialized expertise the broker-dealer may have in executing trades for the particular type of security;

•	Commission rates;

•	Access to a specific IPO or IPOs generally;

•	Client referrals made by the broker-dealer to the Company;

•	Ability of the broker-dealer to use ECNs to gain liquidity, price improvement, lower commission rates, and anonymity;

•	Soft dollar policies of the broker-dealer;

•	The broker-dealer's ability to provide for “step-out” transactions

4.	Reviewing Transactions and Prices. Periodically, the CCO shall review records on the Company’s trade reporting system and compare the prices obtained in the trades with historical prices in the relevant markets. For example, the CCO may spot check a number of trades on a given day and compare the prices obtained with quote information obtained from it’s quotation system. A record of such review should be kept in the appropriate file.

5.	Conflicts of Interests. The Company will be sensitive to the following conflicts of interest when selecting broker-dealers to execute client trades, and where necessary, shall address such conflicts by disclosure, client consent, or other appropriate action:

•	The receipt of soft dollars from a broker-dealer;

Section XIII	Personal Securities Transactions	Page 27

•	Receiving client referrals from a broker-dealer; and
•	Receiving IPO allocations from a broker-dealer.

6.	Disclosure. The brokerage practices of the Company will be fully disclosed in the Company's Form ADV Part II, including a summary of factors the Company considers when selecting broker-dealers and determining the reasonableness of their commissions.

L.	Books and Records. The Company will maintain records regarding brokerage transactions in client accounts and soft dollar arrangements. Specifically, the Company will maintain a record of each client order placed by the Company and the broker-dealer that executed the transaction. In addition, the Company will maintain documentation of its broker-dealer selection process, including the information received and evaluated and conclusions reached and decisions made.

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Exhibit XI – G

Personal Securities Transactions

A.	Purpose. The following procedures are designed to assist the CCO in detecting and preventing breaches of the Company's fiduciary duties to its clients (inadvertent or otherwise) and avoiding potential conflicts of interest with clients, in connection with the Company's employees' personal trading activities.

B.	Personal Trading Accounts and Reports.

1.	Upon receipt of this Compliance Manual, each of the Company’s employees shall be required to identify to the CCO all brokerage and commodities trading accounts that constitute proprietary accounts with respect to the employee. The form to be used for this purpose is attached as Exhibit XIII-A.

a.	For purposes of this policy, they refer to the following defined terms:

(i) “Employee” means (i) each person who, in connection with his or her regular functions or duties on behalf of the Company or any of its affiliates, or as a result of his or her ownership or control of the Company (whether or not such person is an employee of the Company), makes, participates in or obtains information concerning securities transactions contemplated, proposed or made for the Company’s clients, (ii) each member of the immediate family of such person, and (iii) each person to whom such person contributes support.

(ii) “Proprietary account” means a securities investment or trading account in which an employee has an interest or over which an employee exercises control or provides investment advice, or a proprietary investment or trading account maintained for the Company or its employees.

(iii) “Security” means all investment instruments commonly viewed as securities, including common stock, options, warrants, rights to acquire

Section XIII	Personal Securities Transactions	Page 29

securities and convertible instruments, as well as commodity futures contracts, securities futures products and commodity options, swaps and other derivative instruments, whether issued in a public or a private placement, but does not include shares of open-end investment companies registered under the Investment Company Act of 1940 that are not affiliated with the Company, securities issued by the government of the United States, bankers’ acceptances, bank certificates of deposit or commercial paper.

2. Not later than 10 days after becoming an employee of the Company, the employee must provide to the Company an Initial Holdings Report disclosing the title, number of shares and principal amount of each security in which the new employee has (or had when the person became an employee), any direct or indirect beneficial ownership and the name of any broker, dealer or bank with which the new employee maintained an account in which any securities were held for his or her direct or indirect benefit as of the date the person became an employee. The form of the Initial Holdings Report is attached as Exhibit XIII-B.

3. Thereafter, Employees must advise the Company and receive authorization before opening any new brokerage or commodities accounts. Notice shall be given to, and authorization received from the CCO in accordance with the procedures set forth in this policy.

4. Each Employee shall arrange for duplicate copies of all trade confirmations and all brokerage statements relating to proprietary accounts to be sent promptly and directly by the brokerage firm or other financial institution where the account is maintained to the Company, to the attention of the CCO. In the alternative, employees may close all proprietary accounts and trade only through a proprietary account at the Company's prime broker if the employee authorizes the prime broker to provide such information to the Company.

5. In addition, each Employee must report to the CCO any private securities transactions that are not carried out through brokerage accounts.

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6. For each securities trade by an employee for which a confirmation is not available, the employee is responsible for promptly providing the CCO with the date, security, nature of the transaction, price, parties and brokers involved in the transaction.

7. Prior to arranging a personal loan with a financial institution that will be collateralized by securities, an employee must obtain the approval of the CCO.

8. Annually, each employee is also required to certify to the Company that he or she has complied with all of the Company’s policies and procedures during the period and must provide the Company with a report disclosing all securities in which the employee has any direct or indirect beneficial ownership interest and the names of all brokers, dealers or banks where such securities are held. In the alternative, the employee may certify that all such information is contained in the account statements and confirmations provided to the Company during the period and that as of the date of the certification all such information is accurate and complete. If such information is incomplete or inaccurate as of the date of the certification, the employee must update or correct the information. The form to be used for this purpose is attached as Exhibit XIII-C.

C.	Review of Personal Trading Information. All confirmations, statements and other information will be reviewed to monitor compliance with this policy. The Company reserves the right to require the employee to reverse, cancel or freeze, at the employee’s expense, any transaction or position in a specific security if the Company believes the transaction or position violates its policies or appears improper. The Company will keep all such information confidential except as required to enforce this policy or to participate in any investigation concerning violations of applicable law.

D.	Client Priority.

1. Employees of the Company must first give priority on all purchases and sales of securities to the Company’s clients, prior to the execution of transactions for their proprietary accounts, and personal trading must be conducted so as not to conflict with the interests of a client. While the scope of such actions cannot be exactly defined, they would always include each of the following prohibited situations:

•	contemporaneously purchasing the same securities as a client without making an equitable allocation of the securities to the client first, on the basis of such

Section XIII	Personal Securities Transactions	Page 31

considerations as available capital and current positions, and then to the account of the employee;

•	knowingly purchasing or selling securities, directly or indirectly, in such a way as to personally injure a client’s transactions;

•	using knowledge of securities transactions by a client to profit personally, directly or indirectly, by the market effect of such transactions; and

•	giving to any person information not generally available to the public about contemplated, proposed or current purchases or sales of securities by or for a client account, except to the extent necessary to effectuate such transactions.

2. Clients must always receive the best price, in relation to employees, on same day transactions. See also, Section XII: Trading/Prohibited Transactions.

E.	Front-Running. Without the prior written approval of the CCO, no employee may execute a transaction in a security for a proprietary account if the employee is aware or should be aware that an order for a client account for the same security, same way, remains unexecuted or the Company is considering same way trades in the security for client accounts. Transactions in options, derivatives or convertible instruments for a proprietary account that are related to a transaction in an underlying security for a client account (“inter-market front running”) are subject to the same restrictions.

F.	Restricted List. Certain transactions in which the Company engages may require, for either business or legal reasons, that any client accounts or proprietary accounts do not trade in certain securities for specified time periods. A security will be designated as “restricted” if the Company is involved in a transaction that places limits on the aggregate position held by the accounts in that security, or if trading in a security should be restricted for any other reason. The Company’s “restricted list” will be maintained by the CCO. It generally will not be circulated. It is the employee’s responsibility to determine whether a security is on the Company’s restricted list prior to the execution of any security transactions.

G.	Personal Trading Approvals.

1. The company may require that no trading transactions for proprietary accounts may be effected without the prior approval of the CCO, and any transaction may be

Section XIII	Personal Securities Transactions	Page 32

cancelled at the end of the day by the CCO and the trade allocated to a client account if determined by the CCO to be required. A managing partner who is not the CCO would similarly need to approve any trade by the CCO. A Personal Securities Trading Request Form should be used for this purpose in the Form attached to this policy as Exhibit XIII-D. The CCO shall promptly notify the employee of approval or denial of clearance to trade by indicating such action on the Personal Securities Trading Request Form and returning it to the employee. Notification of approval or denial to trade may be verbally given; however, it shall be confirmed in writing by indicating such action on the Personal Securities Trading Request Form and returning it to the employee within 24 hours of the verbal notification.

2. When any employee recommends that a security be bought or sold for a client account, such employee must disclose to the CCO if a position in that security is then held in the employee’s proprietary account. The CCO may restrict such Employee from buying or selling the position from any proprietary account until a specified period of time after the orders for client accounts have been filled and there is no buying or selling program in progress.

H.	Principal Transactions. Neither the Company nor an employee may engage in principal transactions between a proprietary account and a client account without first obtaining the prior written approval of the CCO and the consent of the client.

I.	Private Placements. No Employee may acquire, directly or indirectly, beneficial ownership of any security in a private placement without the prior approval of the CCO. A Personal Securities Trading Request Form should be used for this purpose (Exhibit XIII -D). The CCO shall promptly notify the employee of approval or denial of clearance to trade by indicating such action on the Personal Securities Trading Request Form and returning it to the employee.

J.

Initial Public Offerings. No employee may acquire, directly or indirectly, beneficial ownership of any security in an initial public offering without the prior approval of the CCO. A Personal Securities Trading Request Form submitted for this purpose should be submitted to the CCO before the Employee places an indication of interest in the initial public offering

Section XIII	Personal Securities Transactions	Page 33

with a broker (Exhibit XIII-D). The CCO shall promptly notify the employee of approval or denial of clearance to trade by indicating such action on the Personal Securities Trading Request Form and returning it to the employee.

K.	Manipulative Practices. Section 9(a)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) makes it unlawful for any person, acting alone or with others, to effect a series of transactions in any security registered on a national securities exchange creating actual or apparent active trading in such security or raising or depressing the price of the security, for the purpose of inducing the purchase or sale of such security by others. Rule 10b-5 under the Exchange Act has been interpreted to proscribe the same type of trading practices in OTC securities.

The thrust of these prohibitions against manipulative trading practices is that no employee should, alone or with others, for either a client account or a proprietary account:

•	engage in trading or apparent trading activity for the purpose of inducing purchases or sales by others; or

•	engage in trading or apparent trading activity for the purpose of causing the price of a security to move up or down, and then take advantage of such price movement by buying or selling at such “artificial” price level.

Of course, buy or sell programs may cause stock prices to rise or fall, and price changes resulting from supply and demand factors are not prohibited. Rather, Section 9(a)(2) prohibits activity where there is a purpose to affect the price of a security artificially through trading or apparent trading, not where such change is an incidental result of a change in supply, demand, or in the intrinsic value of a security.

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EXHIBIT XIII-A

Cedar Ridge Partners, LLC

Attention: Guy J. Benstead, CCO

Attached is a complete and accurate list of all accounts with any brokerage firm or financial institution through which any Securities may be purchased or sold, held in my name or the name of any of my spouse, my minor children, relatives living with me, and persons to whom I contribute support, or in which any of such persons has a direct or indirect beneficial interest, or over which any of such persons has discretionary investment authority, or for which any of such persons participates, directly or indirectly, in the selection of securities.

I understand that you require this list to monitor my compliance with the policies and procedures of the Company, relating to insider trading, fiduciary duties to clients and other securities laws. I agree to notify the Company and obtain its consent before opening any new account that falls within the description above. I further agree to direct all brokerage firms or other financial institutions identified on the attachment to furnish the Company with copies of all brokerage statements and trade confirmations and any other information concerning activity in any of the listed accounts.

Signed:

Print Name:

Date:

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LIST OF SECURITIES AND COMMODITIES ACCOUNTS

AS OF                     ,

FOR

[Name of Employee]

Registered In The Name of:	Financial/Brokerage Institution	Account Number

Continue on a second page if necessary.

If none, initial here:                         .

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EXHIBIT XIII-B

Cedar Ridge Partners, LLC

Attention: Guy J. Benstead, CCO

Re: Initial Holdings Report

Attached is a complete and accurate list of (i) the title, number of shares and principal amount of each security in which I, each member of my immediate family and each person to whom I contribute support have any direct or indirect beneficial ownership interest or over which I or any such person have or has any control or provides any investment advice, (ii) the name and address of all brokers, dealers, banks or other institutions where such securities are held and (iii) the corresponding account numbers. This information is current, as of the date I became an Employee of the Company, which was _.

Date:

Print Name:

Section XI	Code of Ethics	Page 37

INITIAL HOLDINGS REPORT

FOR

[Name of Employee]

AS OF

[Date of Employment]

Securities Owned (CUSIP)	Financial/Brokerage Institution Where Securities Are Held	Account Name and Number

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EXHIBIT XIII-C

CERTIFICATE OF COMPLIANCE

I hereby certify that, since the date on which I received a copy of the Policies and Procedures of Cedar Ridge Partners, LLC relating to Personal Securities Transactions and Insider Trading and, or the date of my most recent Certificate of Compliance, whichever is later, I have complied in all respects with all such policies and procedures applicable to me.

In particular, I have disclosed to the Company the existence and location of all securities and commodities trading accounts (including IRA accounts and other retirement accounts) in which I, my spouse, any of my minor children, any relatives living with me and any person to whom I contribute support, have or has any direct or indirect beneficial interest or over which I or any such person have or has any control or provides any investment advice, and I have disclosed to the Company all transactions in such accounts through the date of this certification. If any such information is incomplete or inaccurate, I have attached to this certificate all documents and information necessary to update or correct any previous disclosures.

Signed:

Print Name:

Date:

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EXHIBIT XIII-D

PERSONAL SECURITIES TRADING REQUEST FORM

Name:

Details of Proposed Transaction

Circle One	Purchase / Sale
Date of Transaction
Indicate Name of Issuer and Symbol
Type of Security (e.g., Note, Common Stock, Preferred Stock)
Quantity of Shares or Units
Price Per Share/Units
Approximate Dollar Amount
Account for Which Transaction will be Made
Name of Broker

Date of Request:

You ☐ may / ☐ may not execute the proposed transaction described above.

Authorized Signature

Date of Response:

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Exhibit XI – H

Insider Trading

Advisers Act Section 204-A

A.	Policy Statement On Insider Trading.

1.	The Company is in the business of obtaining and analyzing information about companies and their securities to give us the basis for profitably trading in securities. Generally, such investigation and analysis helps investors in securities markets to make informed investment decisions, which is one of the goals of the federal securities laws. It is illegal, however, under the securities laws to trade or recommend trades in a security while using or even, in some cases, while merely possessing material nonpublic information about that security or its issuer. It is the Company’s policy to conduct our business in full compliance with the law, and to ensure that our employees do so. This Insider Trading Policy sets forth the legal prohibitions and procedures all employees must observe to comply with the law.

2.	This Policy Statement applies to the Company and all of its employees. Each employee should review this Policy Statement and the following discussion carefully. Any questions should be directed to the CCO. While the law concerning insider trading is evolving, it is generally understood that the law prohibits:

•	Trading in securities by an insider while in possession of material, nonpublic information;

•	Trading in securities by a non-insider while in possession of material, nonpublic information, where the information was either disclosed to the non-insider in violation of an insider’s duty to keep it confidential, or misappropriated; and

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•	Communicating material nonpublic information to others, or recommending a securities transaction to others while in possession of material, nonpublic information about the security or the company in question. (This is commonly referred to as “tipping.”)

3.	The Company forbids any of its employees from (i) trading either personally or on behalf of others, including clients of the Company, based on material nonpublic information; (ii) communicating material nonpublic information to others in violation of the law; or (iii) knowingly assisting someone engaged in these activities.

4.	All information relating to this Company’s activities, including investment analyses, investment recommendations, and proposed and actual trades for the Company or our clients, is proprietary to the Company and must be kept confidential. Where such information is material, it should be treated as material nonpublic information; that is, employees must not trade on it for their own accounts, and, without the approval of the CCO, must not disclose it to anyone inside or outside the Company who does not need the information in the course of our business.

B.	Background.

The SEC is responsible for enforcing the federal securities laws. State laws generally correspond to the federal laws and impose additional obligations and liabilities. The federal statutes that are most frequently the basis for SEC investigations and prosecutions are section 10(b) of the Securities Exchange Act of 1934 and SEC Rule 10b-5 promulgated thereunder. These are the general antifraud provisions of the federal securities laws. Among other things, Rule 10b-5 prohibits insider trading, which has been given high priority in SEC enforcement efforts over the last 20 years.

In 1984, Congress passed the Insider Trading Sanctions Act (“ITSA”) to help the SEC enforce insider trading laws. Prior to ITSA, the SEC’s primary remedies for fraudulent activity were injunctions and disgorgement of illicit profits. ITSA gave the SEC a new

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tool against insider trading violators — civil penalties of up to three times the profit realized or loss avoided. Some of the most notorious insider trading cases have been brought by the SEC under ITSA, including proceedings against Dennis Levine, Ivan Boesky and Michael Milken.

In 1988, Congress enacted the Insider Trading Securities Fraud Enforcement Act (“ITSFEA”). ITSFEA made three fundamental changes in insider trading law. First, ITSFEA expanded the scope of persons who may be liable for insider trading to include employers, managerial and supervisory personnel and other controlling persons (collectively, “Controlling Persons”). Even if such Controlling Persons do not themselves trade while in possession of or tip material, nonpublic information, each Controlling Person may be civilly liable to the government in the amount of the greater of $1,000,000 or up to three times the profit realized or loss avoided by the person who made the illegal trades if the Controlling Person failed to take appropriate steps to prevent the violation. ITSFEA also requires registered broker-dealers and investment advisers to adopt, maintain, and enforce written policies and procedures to prevent the misuse of material nonpublic information. ITSFEA also permits contemporaneous traders to bring private suits for damages against insider trading violators and their controlling persons.

In 1990, Congress passed the Securities Law Enforcement Remedies Act, further strengthening the SEC’s arsenal in detecting, deterring and punishing securities laws violations.

C.	Key Terms and Concepts.

1.

“Insiders” of a company are generally its officers, directors, employees, and controlling shareholders. In addition, persons outside a company who gain inside information in the course of dealings with that company may be legally considered “temporary insiders” of the company and thus be bound by the same legal restrictions as traditional insiders. For example, outside financial advisers, investment bankers, lawyers or accountants retained to represent or assist the company on an ongoing basis or in major corporate transactions are insiders for purposes of insider trading laws. Under this analysis, the Company and its

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employees can become temporary insiders of a company if the Company advises or performs other services for the company. IF YOU RECEIVE MATERIAL, NONPUBLIC INFORMATION THAT COMES DIRECTLY OR INDIRECTLY FROM ANY INSIDER (temporary or traditional), DO NOT TRADE IN THE COMPANY’S SECURITIES IN YOUR PROPRIETARY ACCOUNTS OR FOR ANY OF THE COMPANY’S CLIENTS, AND DO NOT DISCUSS THE INFORMATION WITH ANY OTHER PERSON, WITHOUT FIRST CONSULTING THE CCO, who may contact the Company’s legal counsel before determining how to proceed.

2.	“Tipping” is the disclosure of material, nonpublic information about a company or its securities to a third party, when such disclosure is not made strictly for corporate purposes. The disclosure may be made by an insider of the company, by one who has misappropriated the information from the company in question or from another person or company, or by anyone who received information traceable to an insider or one who has misappropriated the information. Those who disclose the information are called “tippers”; those who receive the information are called “tippees.” Criminal and civil liability for trading on the basis of tipped information may attach even where the information is received second- or third-hand, or more remotely, if the other requirements for finding liability are present. The same legal standards apply to remote tippees. In addition, the tipper may be liable for any profits gained or losses avoided by a tippee, even if the tipper did not trade. IF SOMEONE TIPS INFORMATION TO YOU, DO NOT DISCLOSE THE INFORMATION TO ANYONE EXCEPT AS REQUIRED BY THESE POLICIES AND PROCEDURES. YOU AND THE COMPANY MAY BE LIABLE IF ANYONE TRADES ON MATERIAL, NONPUBLIC INFORMATION RECEIVED FROM OR THROUGH YOU.

3.

Trading while in possession of certain nonpublic information is illegal if the information is “material.” “Material” information is information about a company or its securities of such importance that it could be expected to affect the judgment of reasonable investors whether to buy, sell or hold the company’s

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securities. It is information that, if generally known, would affect the market price of the security. Material information has also been defined as information that could cause insiders to change their trading patterns. Material information can relate to current events or to possible future events. When information relates to a possible future event, materiality is determined by balancing the probability the event will occur and the anticipated magnitude of the event in light of the totality of the company’s activities. Whether a particular item of information is material may depend on how specific it is, the extent to which it differs from public information, and its reliability in light of its source, its nature, and the circumstances under which it was received. If a transaction you are involved in becomes the subject of scrutiny by the SEC, the materiality of any inside information will be evaluated with 20/20 hindsight, and the mere fact that someone traded while in possession of the information will contribute to the conclusion that it was material. WHEN IN DOUBT, ALWAYS ASSUME THE INFORMATION IS MATERIAL.

4.	Information that employees should consider material includes, among other things, changes in dividend policies, earnings estimates, changes in previously released earnings estimates, manufacturing problems, executive turnover, significant merger or acquisition proposals or agreements, major litigation, liquidity problems, and significant new products, services or contracts, or the cancellation or loss of significant orders, products, services or contracts.

5.

Material information can also relate to events or circumstances affecting the market for a company’s securities. For example, in 1987, the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, Foster Winans, a Wall Street Journal reporter, was found criminally liable for disclosing to others the dates that articles about various companies would be published in the Journal and whether those reports would be favorable or not. Any questions concerning whether certain information is material should be

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referred to the CCO, who may contact the Company’s legal counsel before determining how to proceed.

6.	“Nonpublic” information is information that has not been disseminated in a manner that makes it available to public investors generally. If information is being disseminated to traders generally by brokers and institutional analysts, such information would be considered public unless there is a reasonable basis to believe that such information is confidential and came from an insider. Information that has been selectively disclosed to a few analysts or investors is not public. Public information is information that has been effectively disclosed in a manner sufficient to ensure that it is available to the investing public, such as by disclosure in a report filed with the SEC, publication in the newspaper or one of the wires services, such as Bloomberg, Reuters, Stockwatch, etc. Once information has become public, persons who were aware of the information when it was nonpublic must wait to trade until the market has absorbed the information; the waiting period is at least twenty-four hours, and in some situations longer. Any questions concerning whether certain information has become public should be referred to the CCO who may contact the Company’s legal counsel before determining how to proceed.

7.	The “Misappropriation Theory” is a basis for insider trading liability that is established when trading occurs based on material, nonpublic information that was stolen or misappropriated from another person. This theory can and has been used to reach a variety of individuals who are not traditional or temporary insiders. The Wall Street Journal reporter mentioned above was found by the Supreme Court to have defrauded the newspaper when he stole or “misappropriated” information about upcoming articles from the paper and used the information for trading in the securities markets.

D.	Penalties for Insider Trading.

1. Penalties for trading on or tipping material, nonpublic information are severe and include:

•	a civil injunction

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•	a bar from future employment in the securities industry

•	disgorgement of the profit gained or the loss avoided

•	a civil penalty of up to three times the profit gained or the loss avoided

•	a criminal fine of up to $1 million (regardless of the profit gained or the loss avoided)

•	jail time of up to 10 years

2.	A company or any supervisor or other Controlling Person who fails to take adequate steps to prevent illegal trading on, or tipping of, material, nonpublic information is subject to a civil penalty of the greater of $1 million or up to three times the profit gained or loss avoided as a result of the employee’s violation, a criminal penalty of up to $1 million for individuals and up to $2.5 million for entities, and, for individuals, a jail term of up to ten years. Persons guilty of insider trading violations, whether through actual trading, tipping, or failing to supervise, are also open to private suits for damages by contemporaneous traders in the market.

3.	In addition, any violations of these Policies and Procedures will result in serious sanctions by the Company including dismissal for cause, suspension without pay, loss of pay or bonus, loss of severance benefits, demotion or other sanctions, whether or not any such violation also constitutes a violation of law. Furthermore, the Company may initiate or cooperate in civil or criminal proceedings against any employee relating to or arising from any such violation.

Any SEC investigation, even one that does not result in criminal or civil prosecution, can irreparably damage the Company’s reputation and an individual’s career. It is essential to avoid even the appearance of impropriety.

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E.	Procedures To Implement the Company’s Policies Against Insider Trading. The following procedures have been established to aid the employees of the Company in avoiding insider trading, and to aid the Company in preventing and detecting insider trading. Every employee of the Company must follow these procedures. If you have any questions about the procedures, you should consult the CCO.

1.	Identify Material Nonpublic Information.

a.	Before trading for yourself or others, including investment partnerships affiliated with the Company or private accounts managed by the Company, in the securities of a company about which you may have received potential inside information, ask yourself the following questions:

(i)	Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Would this information affect the market price of the securities if it were generally known? Is this information that could cause insiders to change their trading habits?

(ii)	Is the information nonpublic? To whom has this information been provided? Has the information been filed with the SEC, or been effectively communicated to the marketplace by being published in Reuters Economic Services, The Wall Street Journal or other publications of general circulation or appearing on the wire services or electronic media?

b.	If, after consideration of the above, you believe that you may have come into possession of material, nonpublic information, or if you believe our Company’s activities may have created material, nonpublic information, you should take the following steps:

(i)	Immediately cease all trading in securities of the company that is the subject of the material, nonpublic information, including trading on behalf of the Company and its clients, and trading in your Proprietary Accounts. In addition, there should be no trades in securities of the company in question in the accounts of your friends or family members after your receipt of the information.

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(ii)	Immediately cease recommending any transaction in any of the securities of the subject company to anyone, including clients of the Company, other employees of the Company and your own business associates, friends or relatives. This prohibition includes making any comment about the company that could in any way be interpreted as a recommendation. Do not solicit clients or potential clients to buy or sell the securities of the subject company.

(iii)	Do not discuss the material, nonpublic information with anyone except as required by these policies, and especially avoid referring to the information in hallways, elevators, restaurants, taxis or any other place where you may be overheard.

(iv)	Immediately inform the CCO of all details of the situation, so that appropriate security procedures can be implemented Company-wide.

c.	If appropriate, the Company may adopt some or all of the following procedures while anyone in the Company is in possession of material, nonpublic information. Additional measures may be used to address specific situations.

2.	Restrict Access to Material, Nonpublic Information.

a.

Employees who are in a position to handle and analyze proprietary information concerning securities, whether or not it is known to contain material, nonpublic information, should take some or all of the following steps, as appropriate, to protect sensitive documents (including, but not limited to documents that are

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known to contain material, nonpublic information) from accidentally being read by anyone without a business need to know the information.

(i)	Prohibit removing such documents from the office, limit copying and distribution within the office, keep such documents off desk tops and conference tables when not in use, and shred such documents on disposal.

(ii)	Restrict physical access to areas of the Company where sensitive information may be discussed or stored, lock file cabinets and doors; and restrict movement of non-employees on the premises.

(iii)	Implement computer access security measures such as passwords on files or limited access to terminals through which sensitive information can be obtained.

(iv)	Disguise the identity of the securities contained in electronic, mail or facsimile communications among employees and/or persons outside the Company where the documents may pass through the hands of persons with no need to know (e.g., faxes, email, letters, etc.).

(v)	Whenever possible, avoid discussing such information in public places where the conversation may be overheard.

3.	Contacts with Third Parties. Requests of third parties such as the press and analysts for information should be directed to the CCO, who may contact the Company’s legal counsel before determining how to proceed.

4.	Special Circumstances.

a.

Employees Serving on Boards of Directors. From time to time, an employee may serve as a director of a company in which the Company has a securities position, to monitor, preserve, protect or enhance the value of the position for the benefit of clients or for other similar purposes. In addition, from time to time, family members of employees may serve as directors, officers or consultants for companies in which the Company has a securities

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position. During these periods, the Company will take additional precautions to ensure that inadvertent violations do not occur and to avoid the appearance of impropriety.

b.	Restrictions on Trading Without Advance Approval or During Black-Out Periods. Without the consent of the CCO (who may consult with the Company’s legal counsel), when an employee or a member of an employee’s immediate family serves as a director, officer or consultant of a company, the following procedures will apply:

(i)	No employee of the Company will be permitted to trade in the securities of the subject company for client accounts or for his or her proprietary account without advance approval.

(ii)	No employee of the Company will be permitted to trade in the securities of the subject company for client accounts or for his or her proprietary account during any “black-out” period or similar period of trading restrictions established by the subject company and applicable to its directors, officers and consultants.

5.	Supervisory Procedures.

a.

Prevention of Insider Trading. To prevent insider trading, the Company is taking steps, such as the adoption and distribution of this Statement of Policies and Procedures, to familiarize employees with the nature of insider trading and with the Company’s policies and procedures relating to insider trading. The Company will review on a regular basis and update as necessary the Company’s policies and procedures relating to insider trading. The Company has designated the CCO as the individual responsible for answering questions about material, nonpublic information and insider trading and tipping. The Company will assist employees in resolving issues of whether information is material and nonpublic. When it has been determined that an employee of the Company has material, nonpublic information, the Company will take

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measures to prevent dissemination of such information and restrict trading in the securities and access to the information. Finally, the Company will advise employees when and if it is permissible to trade in the securities of the company to which the information pertained. Generally, a reasonable period (at least 24 hours) must pass for the marketplace to have an opportunity to evaluate and respond to the information before trading will be permitted.

b.	Detection of Insider Trading. To detect insider trading, the Company has adopted Policies and Procedures Relating to Personal Securities Transactions by the Company’s employees. It also may implement other systems to ensure that its policies to safeguard the integrity of sensitive information are followed, some of which may not be apparent to employees. If you have any questions concerning any aspect of these policies and procedures or how they apply in particular situations, please direct your questions to the CCO.

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